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                                                                    EXHIBIT 99.2

                                 FIRST AMENDMENT
                                     TO THE
                              COMPUWARE CORPORATION
                                ESOP/401(k) PLAN
                (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2004)

      WHEREAS, Compuware Corporation (the "Company") has established and maintains the Compuware Corporation ESOP/401(k) Plan (the "Plan), originally effective as of April 1, 1986, as most recently amended and restated effective as of April 1, 2004; and

      WHEREAS, pursuant to Section 11.01, the Plan Administrator has been delegated the authority to amend the Plan; and

      WHEREAS, the Plan Administrator desires to amend the Plan to comply with the Company's Domestic Partner Benefits Policy by adding same sex domestic partners to the Plan's hierarchy of default beneficiaries;

      NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, Section 6.04(c)(2) of the Plan is hereby amended, effective January 1, 2005, to read as follows:

            (2) If any Participant who is entitled to designate a Beneficiary under (a) or (b) above fails to designate a Beneficiary, or if all Beneficiaries predecease the Participant, any balance in his or her Account shall be paid to the individual (or to the individuals in equal shares, per capita) in the first of the following classes of successive preference Beneficiaries in which there shall be any individual surviving such Participant:

                  (A)   His or her Spouse;

                  (B) His or her domestic partner, as designated on the Compuware Affidavit for Domestic Partnership Benefits signed by the Participant and filed with the Plan Administrator;

                  (C) His or her children (or children of deceased children, by right of representation);

                  (D)   His or her parents; or

                  (E) His or her brothers and sisters (or children of deceased brothers and sisters, by right of representation).

            In the event of the failure of all of the above categories, then the death benefits shall be paid to the Participant's estate.

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            In determining who are "children" for the purposes of paragraphs (C)
        and (E) above, adopted persons shall be treated as if they were the natural offspring of their adoptive parents.

            Any designation of the Participant's Spouse as a Beneficiary shall automatically and immediately be revoked in the event of the Participant's divorce from his or her Spouse, unless the Participant re-designates his or her Spouse as Beneficiary subsequent to the date of divorce.

        IN WITNESS WHEREOF, the Company has caused this First Amendment to the Compuware Corporation ESOP/401(k) Plan to be executed by its duly authorized representative this 8th day of September, 2004.

                                       COMPUWARE CORPORATION

                                       By: /s/ William R. Connor
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                                       Its:
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